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EXHIBIT 4

CONSENT OF ERNST & YOUNG LLP

MI Developments Inc.
Annual Report on Form 40-F

We consent to the use of our report dated February 24, 2006 except for note 3(a)(iii) to which the date is March 15, 2006 and note 24(m) to which the date is March 13, 2006, relating to the consolidated balance sheets of MI Developments Inc. (the "Company") as at December 31, 2005 and 2004, and the consolidated statements of income (loss), changes in deficit and Magna's net investment and cash flows for each of the years in the three-year period ended December 31, 2005, included in this Annual Report on Form 40-F of the Company for the year ended December 31, 2005.

/s/ ERNST & YOUNG LLP
Ernst & Young LLP
Chartered Accountants

Toronto, Canada,
March 30, 2006

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  EXHIBIT 4
CONSENT OF ERNST & YOUNG LLP MI Developments Inc. Annual Report on Form 40-F